UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 27, 2011
DIAMOND FOODS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 17th Floor San Francisco, California	94111

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 445-7444
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
Effective April 27, 2011, the Board of Directors (“Board”) of Diamond Foods, Inc. (“Company”) appointed Richard Wolford as a director to fill a vacancy on the Board. Mr. Wolford was appointed as a Class II director and will be up for election at the 2013 annual meeting of stockholders. Mr. Wolford has been appointed a member of the Audit Committee of the Board.
Pursuant to the Company’s existing non-employee director compensation policy, Mr. Wolford will receive an annual cash retainer of $50,000 for his services as a director and an additional annual cash retainer of $8,000 as a member of the Audit Committee. Mr. Wolford will be reimbursed for his reasonable expenses in attending Board meetings but will receive no other fees for attending meetings. Upon his appointment to the Board, Mr. Wolford received an automatic grant of restricted stock and an automatic stock option grant under the Company’s 2005 Equity Incentive Plan. Mr. Wolford received a grant of 1,884 shares of restricted stock, which is equal to $120,000 divided by $63.68, the closing price of the Company’s common stock on April 27, 2011, the date of grant. The Company retains the right to repurchase these shares for the nominal purchase price until they are vested. The restricted stock vests in three equal annual installments, commencing with the first anniversary of the date of grant, provided Mr. Wolford remains in continuous service as a director through that date. Prior to vesting, Mr. Wolford is entitled to vote and receive dividends with respect to such shares, but not to transfer them. The restricted stock award will become fully vested if the Company is acquired prior to or at the time of Mr. Wolford’s termination of service. Mr. Wolford also received an automatic grant of an option to purchase 10,000 shares of the Company’s common stock, at an exercise price per share of $63.68, which is equal to the fair market value of the Company’s common stock on the date of grant. The option has a ten-year term and will terminate six months following the date Mr. Wolford ceases to be one of the Company’s directors or consultants or 12 months following that date, if the termination is due to death or disability. The option vests and becomes exercisable in full on the anniversary of the date of grant, provided Mr. Wolford remains in continuous service as a director through that date. In addition, the option will become fully vested and exercisable if the Company is acquired prior to or at the time of Mr. Wolford’s termination of service.
As with each of the Company’s directors and executive officers, the Company intends to enter into an indemnification agreement with Mr. Wolford to give him additional contractual assurances regarding the scope of the indemnification provided in the Company’s certificate of incorporation and bylaws and to provide additional procedural protections.
There is no arrangement or understanding between Mr. Wolford and any other person pursuant to which Mr. Wolford was appointed as a director of the Company. There are no other related person transactions between Mr. Wolford and the Company, other than those that have been disclosed in this Current Report on Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.
April 28, 2011	By:	Date:/s/ Stephen E. Kim
		Name:	Stephen E. Kim
		Title:	Senior Vice President, General Counsel and Human Resources